UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 18, 2006

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On July 31, 2006, Carrizo Oil & Gas, Inc., a Texas corporation (the “Company” or “we”), completed its previously announced sale of an aggregate of 1.35 million shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to institutional investors at a price of $26.00 per share in a private placement (the “Private Placement”). The number of shares sold was approximately 5.4% of the fully diluted shares outstanding before the offering. The net proceeds of the Private Placement, after deducting placement agents’ fees but before paying offering expenses, were approximately $33,696,000. In issuing the shares of Common Stock, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

Effective July 18, 2006, the Company entered into an agreement with a third-party corporation to acquire approximately 800 net acres in the Barnett Shale play located in Wise County, Texas in exchange for 2,000 shares of Common Stock. In issuing the shares of Common Stock, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

Any securities described in this report that have been offered or are to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

_______________________________

Certain statements in this Current Report, including without limitation those relating to the use of the proceeds of the Private Placement, the effects of our private placement and other statements, that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include our results of operations, market conditions, issues regarding timing and effectiveness of our registration statement and other risks described in the Company’s Form 10-K/A for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:  /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President and Chief Financial Officer

Date: July 31, 2006